Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNCCORP, Inc.:

We consent to the incorporation by reference in this registration statement of our report dated March 27, 2006, with respect to the consolidated balance sheets of BNCCORP, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of BNCCORP, Inc..

/s/ KPMG LLP

Minneapolis, Minnesota

June 27, 2006